                                                                    EXHIBIT 99.1

Contact:   Meghan Dalton                       Brent Dietz
           Intersil Investor Relations         Intersil Public Relations
           Tel: (321) 729-5738                 Tel: (321) 729-5973
           E-Mail: mdalton@intersil.com        E-Mail: bdietz@intersil.com

      Intersil Corporation Announces First Quarter 2003 Financial Results

    --Achieves $164.4 million in revenue and grows orders sequentially in all
                                 Product Groups
                        --Meets revenue and EPS guidance
         --Generates more than $34 million in cash flow from operations


MILPITAS, CA, April 23, 2003 - Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high performance analog and wireless networking solutions, today reported financial results for the first quarter ended April 4, 2003. On a generally accepted accounting principles (GAAP) basis, net revenue was $164.4 million, an increase of 23% from the first quarter of 2002. GAAP net income for the first quarter of 2003 was $13.7 million or $0.10 per diluted share. This compares to net income of $13.8 million or $0.13 per diluted share for the same period a year ago.

Intersil believes that adjusted revenue and earnings information is a more accurate representation of its quarterly operating performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison. Intersil also uses this adjusted information internally to evaluate and manage the company's operations.

Revenue from ongoing operations, including Elantec(R) for all periods and excluding Automotive, was $162.2 million, an increase of 10% over the prior year and a decrease of 1% from the fourth quarter of 2002. Excluding amortization of intangibles and other one-time items, adjusted net income for the first quarter was $18.3 million or $0.13 per diluted share of common stock. This compares to adjusted net income of $17.8 million or $0.13 per diluted share for the first quarter of 2002.

Q1 Earnings, Page Two

"Our Power Management and Elantec Product Groups both achieved impressive sequential growth in the first quarter, and we're pleased with Intersil's total performance during what is historically a seasonally weak quarter for the industry," said Rich Beyer, Intersil's president and CEO. "Our Wireless Networking Product Group and total analog business each grew on an annual basis. Our orders position improved substantially with strong sequential orders growth in each of our Product Groups."

"Intersil improved gross margins 30 basis points to 53.0% this quarter and our analog gross margins reached an all-time high," added Beyer. "The company generated more than $34 million in cash flow from operations and exited the quarter with a very strong cash and liquid investments position of over $633 million."

Results by Product Group

Revenue for Intersil's Power Management products reached a record $54.3 million during the first quarter, an increase of 3% from the prior quarter and 26% from the first quarter of 2002. Intersil's continued expansion from desktop power management into notebook, portable and peripheral applications helped the company grow its revenue during a historically soft seasonal quarter. Intersil's Endura(TM) power management products for notebooks, graphics cards and DDR memory all experienced significant growth during the first quarter. Intersil received more orders for notebook products in the first quarter than it had for all of 2002. Strong design win momentum for Intersil's graphics card and DDR memory solutions helped the company's market share to grow to more than 50% of next-generation products. This should help drive continued revenue growth for Intersil's Power Management Product Group during all of 2003 and beyond.

Q1 Earnings, Page Three

Elantec product sales also increased during the quarter, growing 6% sequentially and 7% over the first quarter of the prior year to $27.2 million. Revenue growth for the Elantec Product Group was driven by demand for its laser diode drivers
(LDD) for new DVD recorders, as Intersil continues to benefit from increasing PC attach rates for DVD recordable drives. The company also experienced increasing demand for its DSL products and announced during the quarter that it has now shipped more than 30 million DSL ports since introducing the world's first DSL line driver in 1995.

Intersil's Standard Analog revenue decreased 1% both sequentially and from the same quarter of 2002 to $29.8 million. Based upon recent improvement in customer ordering patterns, there now appears to be some strengthening in the standard analog demand environment. As a result, Intersil expects a return to sequential revenue growth in Standard Analog in the second quarter. Intersil continues to add to its standard analog portfolio with high-precision, low power, space-saving products such as analog switches for Voice over Broadband and RS-232/485 interface. The company's focus on portable markets within standard analog has helped establish Intersil as the number one supplier of analog multiplexers and number three supplier of analog switches.

As expected, the company reported Automotive product sales of $2.2 million during the first quarter as Intersil completed its exit of the automotive business in order to focus on higher growth and more profitable markets.

Intersil's Wireless Networking sales decreased 9% from the previous quarter but grew 4% year over year to $51.0 million. The sequential decline was primarily due to seasonal softness within the WLAN market as well as ASP declines in 11 Megabit per second (Mbps) 802.11b. As expected, the market began to shift to higher data rate 54 Mbps products during the quarter. Lead customers including D-Link, NETGEAR, SMC, corega and USI have already begun ramping new products based on Intersil's higher data rate PRISM(R) WLAN solutions, and approximately 20% of the first quarter wireless networking revenue came from these new products. Intersil also began shipping its new dual band 802.11a, b and g WLAN solution, PRISM Duette(TM), during the first quarter. Continued strong orders demand for these new solutions should result in a resumption of wireless networking growth in the second quarter.

Q1 Earnings, Page Four

Business Outlook

Looking ahead to the second quarter, Beyer said, "Given the increasing strength in orders in Q1 and our new product launches, we expect to resume sequential revenue growth in the second quarter. We expect revenue to grow 5 to 7% in the second quarter to between $172 and $176 million, with all of our product groups contributing to our growth. We expect earnings to grow faster than revenues, due to continued improvement in gross margins and continued leveraging of our operating expenses. We anticipate adjusted earnings per share to increase to $0.15-$0.16 in the second quarter."

Investors and interested parties within the United States may listen to Intersil's conference call today at 4:30 p.m. Eastern/1:30 p.m. Pacific by dialing (877) 709-5342 and providing the operator with the pass code Intersil. International callers may connect to the call by dialing (630) 395-0024. A replay of Intersil's conference call will be available for one week beginning today at 8:00 p.m. Eastern/5:00 p.m. Pacific by calling (800) 839-2313 in the U.S. or (402) 998-1189 Internationally. Confirmation code for the replay is Intersil. A live webcast will also be available on Intersil's Investor Relations homepage at http://www.intersil.com/investor and a replay will be available until April 30, 2003.

About Intersil

Intersil Corporation is a global semiconductor leader in the design and manufacture of high performance analog and wireless networking solutions. Intersil's product portfolios address four fast growing markets - flat panel displays, optical storage (CD and DVD recordable), power management and wireless networking. Intersil brings added customer value in providing complete silicon, software and reference design solutions to new products that enhance the computing experience for people wherever they live, work or travel. For more information about Intersil or to find out how to become a member of our winning team, visit the company's web site and career page at: http://www.intersil.com

Q1 Earnings, Page Five

                              Intersil Corporation
                          Financial Summary (Adjusted)
             (In millions, except per share amounts and percentages)

                                              Three Months Ended
                                              ------------------
                                            April 4,       March 29,
                                              2003           2002

On-going product groups                    $   162.2       $   147.4
Automotive                                       2.2            12.1
                                           ---------       ---------
Total Revenue                                  164.4           159.5

Gross Margin                                    87.1            84.5
  % of Sales                                      53%             53%

R&D                                             35.9            32.9
SG&A                                            28.2            28.7

Operating Income                                23.0            22.9
  % of Sales                                      14%             14%

  Interest, net                                 (2.1)           (2.5)

Pretax Income                                   25.1            25.4

Net Income                                      18.3            17.8
  % of Sales                                      11%             11%


Earnings Per Share
  Basic                                    $    0.13       $    0.13
  Diluted                                  $    0.13       $    0.13

Weighted Average Shares
  Basic                                        136.6           136.5
  Diluted                                      140.2           141.7


NOTE: This financial summary excludes amortization of intangibles and other one-time items. The financial summary includes Elantec in all periods. These adjustments are included in the Financial Highlights table.

                              Intersil Corporation
                              Statements of Income
                     (In millions, except per share amounts)

                                                                        Three Months Ended
                                                                        ------------------
                                                                      April 4,      March 29,
                                                                        2003          2002
Revenue
  Product sales                                                     $    164.4    $    134.1
Costs and Expenses
  Cost of product sales                                                   77.3          63.0
  Research and development                                                35.9          27.8
  Selling, general & administrative                                       28.2          23.8
  Intangible amortization                                                  6.4           2.3
  Severance related expenses                                               1.6             -
                                                                     ----------    ----------
Operating income                                                          15.0          17.2
  Interest, net                                                           (2.1)         (2.6)
                                                                     ----------    ----------
Income before sale of certain operations and income taxes                 17.1          19.8
  Gain on sale of certain operations disposed of during 2001               1.4             -
                                                                     ----------    ----------
Income before income taxes                                                18.5          19.8
  Income taxes                                                             4.8           6.0
                                                                     ----------    ----------
Net Income                                                          $     13.7    $     13.8
                                                                     ==========    ==========

Earnings Per Share
  Basic                                                             $     0.10    $     0.13
  Diluted                                                           $     0.10    $     0.13

Weighted Average Shares
  Basic                                                                  136.6         106.9
                                                                     ==========    ==========
  Diluted                                                                140.2         109.1
                                                                     ==========    ==========

                              Intersil Corporation
                                 Balance Sheets
                                  (In millions)

                                                               April 4,     January 3,
                                                                 2003          2003
Assets
Current Assets
  Cash & short-term investments                              $    533.1    $    623.6
  Trade receivables, net                                           90.3          93.9
  Inventories                                                      99.1          86.0
  Prepaid expenses and other current assets                        12.8           9.4
  Deferred income taxes                                            30.8          34.3
                                                              ----------    ----------
    Total Current Assets                                          766.1         847.2
Other Assets
  Property, plant & equipment, net                                171.1         161.4
  Intangibles, net                                              1,302.5       1,304.4
  Deferred income taxes                                            13.4          15.6
  Held-to-maturity investments                                    100.0             -
  Other                                                            43.1          39.9
                                                              ----------    ----------
    Total Other Assets                                          1,630.1       1,521.3
                                                              ----------    ----------

Total Assets                                                 $  2,396.2    $  2,368.5
                                                              ==========    ==========

Liabilities and Shareholders' Equity
Current Liabilities
  Trade account payables                                     $     51.8    $     37.5
  Income taxes payable                                             39.5          24.4
  Deferred revenue                                                 12.2          12.4
  Other accrued items                                              77.0          91.5
                                                              ----------    ----------
    Total Liabilities                                             180.5         165.8
Total Shareholders' Equity                                      2,215.7       2,202.7
                                                              ----------    ----------

Total Liabilities and Shareholders' Equity                   $  2,396.2    $  2,368.5
                                                              ==========    ==========

                              Intersil Corporation
                              Financial Highlights
                     (In millions, except per share amounts)


Adjustments to reconcile reported net income to adjusted net income:

                                                                  Three Months Ended
                                                                  ------------------
                                                                April 4,    March 29,
                                                                  2003        2002
Net income on GAAP basis                                        $   13.7    $   13.8

a) Amortization of acquisition-related intangibles                   6.4         2.3

b) Severance related expenses                                        1.6           -

c) Gain on sale of certain operations disposed of during 2001       (1.4)          -

d) Income for Elantec prior to acquisition*                            -         4.3

e) Interest impact on cash used in acquisition                         -        (1.0)

f) Associated tax effects                                           (2.0)       (1.6)
                                                                --------    --------

Adjusted net income                                             $   18.3    $   17.8
                                                                ========    ========

Diluted adjusted earnings per share                             $   0.13    $   0.13
                                                                ========    ========

Diluted weighted average common shares outstanding                 140.2       141.7
                                                                ========    ========

*Income from Elantec includes $25.4 million in revenue, $12.0 million in cost of sales, $5.1 million in R&D, $4.9 million in SG&A and $0.9 million in interest income

Adjustments to reconcile reported revenue to adjusted revenue:

Revenue                                                         $  164.4    $  134.1

Revenue for Elantec prior to acquisition                               -        25.4

Adjusted Revenue                                                $  164.4    $  159.5
                                                                ========    ========


This release may include "forward looking statements" that are subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and some other important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see Intersil's Safe Harbor Forward Looking Statement disclaimer found at http://www.intersil.com/legal.asp, as well as Intersil's SEC filings as updated from time to time, found at http://www.sec.gov.

PRISM is a registered trademarks and Endura is a trademark of Intersil Americas Inc Elantec is a registered trademark of Intersil Corporation or one of its subsidiaries. Intel, Pentium and Centrino are trademarks or registered trademarks of Intel Corporation. All other trademarks mentioned are the property of their respective owners.